SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2004

ISCO INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22302	36-3688459
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

451 Kingston Court, Mt. Prospect, Illinois	60056
(Address of Principal Executive Offices)	(Zip Code)

(847) 391-9400

(Registrant’s telephone number, including area code)

Item 5. Other Events.

Loan Financing and Warrant Exercise

On February 24, 2004, ISCO International, Inc. (the “Company”), Manchester Securities Corporation (“Manchester”), Alexander Finance, L.P. (“Alexander” and together with Manchester, the “Lenders”), Spectral Solutions, Inc. (“Spectral”) and Illinois Superconductor (“ISCO Canada” and together with Spectral, the “Guarantors”) amended the terms of their October 23, 2002 Loan Agreement, as amended and restated on October 24, 2003, to reflect (i) the extension of the termination and maturity dates for the notes evidencing the loans to April 1, 2005; (ii) that commencing on March 31, 2004, interest (other than default interest) will accrue on the original notes evidencing the loans at the rate of the lesser of 14% per annum or the highest rate permitted by law; and (iii) corresponding amendments to the terms of the Amended and Restated Security Agreement entered into by the parties on October 24, 2003.

Pursuant to the October 2002 Loan Agreement, the Lenders acquired warrants to purchase 10 million shares of the Company’s common stock at an aggregate price of $2 million. The lenders exercised all of the warrants.

Litigation Settlement

As is more fully described in the press release that is incorporated herein by reference, on February 24, 2004, the Company settled litigation with its former CEO, Edward W. Laves (“Laves”). On July 17, 2000, Laves filed an action in the Law Division of the Circuit Court of Cook County, Illinois, against the Company and three directors charging the Company with constructive termination under and in breach of Laves’s employment agreement, and with violation of the Illinois Wage Payment and Collection Act. Pursuant to the Settlement Agreement, Laves will receive $700,000, half of which will be paid by the Company and the balance paid by the Company’s insurance carrier. The Company accrued for its portion of the settlement in its 2003 financial statements.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits.

Items (a) and (b) are inapplicable.

(c) Exhibits

10.1	Amendment to Loan Documents dated February 24, 2004 by and among Manchester Securities Corporation, Alexander Finance, L.P., ISCO International, Inc., Spectral Solutions, Inc, and Illinois Superconductor.

99.1	Press release dated February 24, 2004 announcing financing and litigation settlement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

ISCO International, Inc.
Date: February 24, 2004
	By:	/s/ Frank Cesario
Frank Cesario
Chief Financial Officer

Exhibit Index

10.1*	Amendment to Loan Documents dated February 24, 2004 by and among Manchester Securities Corporation, Alexander Finance, L.P., ISCO International, Inc., Spectral Solutions, Inc, and Illinois Superconductor.

99.1*	Press release dated February 24, 2004 announcing financing and litigation settlement.

*	Filed herewith.